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                                                                    Exhibit 10.2

                1999 Non Employee Directors Stock Option Plan.

Purpose. The Plan will benefit the Company by promoting a greater identity of interest between non-employee directors of the Company and its subsidiaries (each referred to as a "Participant") and its stockholders by increasing each participants proprietary interest in the Company through the awareness of options to purchase Company common stock (each referred to as an "Option").

Eligibility. Each non-employee director of the Company and any of its subsidiaries is eligible to participate in the Plan. The Company and Bank currently have twelve non-employee directors. Each Participant will receive an Option for 250 shares of Company common stock on May 18, 2000 and on each succeeding anniversary (the "Grant Date") during the term of the Plan. If an individual serves as a director of both the Company and the Bank or any other subsidiary, that individual will be eligible only for a single grant under the Plan in any one-year.

Administration. The Plan will be administered by the Board of Directors. The Board has no discretion in determining who will receive an Option or the number of shares allocated to a Participant or the terms of any Option. The terms are set forth in the Plan and are summarized below.

Options. A total of 25,000 shares of Company common stock may be issued upon the exercise of Options granted under the Plan. The maximum number of shares that may be issued under the Plan, and the terms of outstanding Options, will be proportionately adjusted to reflect an future stock dividend, stock split, or similar changes in the capitalization of the Company.

Terms of the Options. The exercise price per share of an Option will be the fair market value of the common stock on the Grant Date. The price may be paid in cash or by surrendering shares of Company common stock to the Company. Options will first become exercisable six months after the grant date and will have a term of ten years.

Options are nontransferable except by will or the laws of descent and distribution. During the Participant's lifetime, the Participant's Options may be exercised only by the Participant.

A Participant will not have any rights as a shareholder with respect to shares covered by Options until the Option is exercised.

Federal Income Tax Consequences. No income is recognized by a Participant on account of the grant of an Option. Income is recognized on the date that an Option is exercised. The amount of income recognized by the Participant is equal to the difference between the fair market value of the shares received upon such exercise and the Options price. Any gain or loss that is recognized on a subsequent disposition of the shares is taxed as a long or short term capital gain or loss.

The Company is entitled to claim a federal income tax deduction upon the exercise of an Option. The amount of the Company's deduction is equal to the amount of income recognized by the Participant.

Amendments. The Board of Directors may amend or discontinue the Plan at any time, provided that no amendment may impair the rights of any Option holder without his or her consent, and further provided that any amendment shall be subject to approval of stockholder if such approval is necessary to comply with any tax or regulatory requirement.